UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
 of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SOTERA HEALTH COMPANY

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SOTERA HEALTH COMPANY

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

On April 8, 2026, Sotera Health Company (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) relating to its Annual Meeting of Stockholders to be held on May 21, 2026 (the “2026 Annual Meeting”). This supplement (the “Supplement”) should be read in conjunction with the Proxy Statement.

On May 5, 2026, the Company issued a press release announcing that it has appointed Alton Shader to serve as Chief Executive Officer (“CEO”) and a Class II director of the Board of Directors (the “Board”) and that Michael B. Petras, Jr. will transition from his role as CEO of the Company and Chairman of the Board to serve as Executive Chairman of the Board. The text of the press release is included below.

SOTERA HEALTH ANNOUNCES LEADERSHIP TRANSITION

•	Alton Shader, CEO of Viant Medical®, to become CEO and join the Board of Directors, effective May 26, 2026

•	Chairman and CEO Michael B. Petras, Jr. will serve as Executive Chairman of the Board of Directors

CLEVELAND, OH, May 5, 2026 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced the appointment of Alton Shader to the role of Chief Executive Officer (“CEO”) of the Company, effective May 26, 2026, as part of a planned leadership transition. Mr. Shader will succeed Michael B. Petras, Jr., Chairman and CEO and will join the Sotera Health Board of Directors (the “Board”). Mr. Petras will serve as Executive Chairman of the Board and will work closely with Mr. Shader to ensure a seamless and successful leadership transition. He will remain engaged and be actively involved in investor relations, as well as commercial and litigation strategy, and will continue as a full-time employee for the foreseeable future.

Mr. Shader has served as CEO and director of Viant Medical, LLC (“Viant”), a global medical device design and manufacturing services provider, since 2019, and brings over 20 years of deep medical industry experience, a commercial-centric focus rooted in customer-first collaboration and innovation and a proven track record for driving growth across a range of companies. At Viant, he successfully led the company through a period of accelerated growth by expanding the global manufacturing footprint and strengthening its end-to-end capabilities through targeted acquisitions. During his tenure, Viant enhanced operational excellence, quality, and sustainability, positioning the company as a scaled, strategic partner to leading medical device original equipment manufacturers. Prior to Viant, Mr. Shader served as President of Hill-Rom’s global Front Line Care business, which included Welch Allyn, where he led the company’s fastest growing and most profitable global business. Prior to joining Hill-Rom, Mr. Shader held several senior positions at Baxter International Inc. in Europe and the United States including General Manager of its North America Renal business. Mr. Shader has a bachelor’s degree in economics and psychology from Claremont McKenna College and an M.B.A. from Stanford University.

Mr. Petras joined the Company as CEO in 2016 and provided outstanding strategic, operational and visionary leadership. Under his leadership, the Company grew revenue every single year, from $630 million in 2016 to $1.164 billion in 2025, and Adjusted EBITDA grew more than $300 million in that same period. Mr. Petras’ strategic vision drove the transformation from three autonomous businesses units to one Company, positioned under the Sotera Health brand with a unifying mission of Safeguarding Global Health®. Mr. Petras successfully led the organization through an initial public offering (IPO) with Sotera Health’s listing on the Nasdaq Stock Market in 2020. Mr. Petras will continue to provide guidance on strategic initiatives to support the Company’s longstanding track record of growth.

"The transition to Alton has been carefully planned to ensure Sotera Health’s continued success," said Mr. Petras. "Alton’s strong commercial experience and track-record of driving growth in the healthcare industry makes him a great fit for Sotera Health. I look forward to supporting him and the leadership team in my new role as Executive Chairman to continue to grow and strengthen the Company."

Vincent Petrella, who will remain in his position as Lead Independent Director of the Board, said “We are deeply grateful for Michael’s commitment to excellence for nearly a decade. The strength of Sotera Health’s position is a testament to his strategic and operational leadership. We are confident that Alton is the right leader to guide Sotera Health in its next chapter, and this transition underscores the strength and continuity of our leadership team.”

Mr. Shader added, “I am excited to join Sotera Health, a true leader in delivering critical services to its customers. It’s an honor to join the Company and to build on the successful track record that the team has established as we continue to deliver value well into the future.”

Earnings Webcast

Today, the Company will host a conference call and live webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Daylight Time. A live webcast of the conference call will be accessible at this link or via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health, along with accompanying materials. A replay of the webcast will be archived on the Company’s website.

About Sotera Health

Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.

Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.

INVESTOR RELATIONS CONTACT

Jason Peterson

Vice President Investor Relations

IR@soterahealth.com

MEDIA CONTACT

Kristin Gibbs

Chief Marketing Officer

kgibbs@soterahealth.com

Source: Sotera Health Company

* * * * * *

On May 5, 2026, the Company filed a Current Report on Form 8-K in connection with Mr. Shader’s appointment and Mr. Petras’ transition. The disclosure provided under Item 5.02 of the Current Report on Form 8-K is included below.

In accordance with the Company’s executive succession plans, on May 5, 2026, the Company announced a leadership transition pursuant to which, on May 1, 2026, the Board of Directors (the “Board”), at the recommendation of the Nominating and Corporate Governance Committee, appointed Alton Shader to serve as Chief Executive Officer of the Company (“CEO”) and a Class II director of the Board, effective as of May 26, 2026 (the “Effective Date”). Michael B. Petras, Jr. will transition from his role as CEO of the Company and Chairman of the Board and, on May 1, 2026, the Board appointed Mr. Petras to serve as Executive Chairman of the Board (“Executive Chairman”), as of the Effective Date. Mr. Petras will continue to serve as a Class I director of the Board and as an executive officer and employee of the Company.

Mr. Shader, age 52, has served as Chief Executive Officer and a member of the board of directors of Viant Medical, LLC (“Viant”), a medical device manufacturing services company, since 2019. Prior to joining Viant, Mr. Shader held a number of senior leadership roles at Hill-Rom, including as President of Hill-Rom’s global Front Line Care business, which included Welch Allyn. Mr. Shader previously held several senior positions at Baxter International Inc. in Europe and the United States, including as General Manager of its North America Renal business. Mr. Shader has more than 20 years of experience in global medical device leadership roles. Mr. Shader has a bachelor’s degree in economics and psychology from Claremont McKenna College and an M.B.A. from Stanford University.

There is no arrangement or understanding between Mr. Shader and any other persons pursuant to which Mr. Shader was appointed to serve as CEO or as a member of the Board. Additionally, there are no family relationships that require disclosure pursuant to Item 401(d) of Regulation S-K, or reportable transactions between Mr. Shader and the Company that require disclosure pursuant to Item 404(a) of Regulation S-K. Mr. Shader will not receive additional compensation for his service as a director of the Company.

Offer Letter with Mr. Shader

In connection with Mr. Shader’s appointment as CEO, the Company entered into an offer letter, dated May 1, 2026, with Mr. Shader (the “AS Offer Letter”). As of the Effective Date, under the AS Offer Letter, Mr. Shader will be entitled to the following CEO compensation and benefits: (1) an annual base salary of $1,000,000; (2) participation in the Company’s annual short-term incentive compensation program (the “AIP”), with a target bonus opportunity equal to 110% of his base salary (which, for 2026, will not be pro-rated based on his hire date); (3) a sign-on equity award grant, with a grant date fair value of $6,000,000, in restricted stock units (“RSUs”) to compensate Mr. Shader for the value of equity incentive awards that he forfeits upon leaving his prior employer that will generally vest in substantially equal annual installments over three years, subject to continued employment (the “Sign-On RSUs”); (4) for 2026, an initial annual equity award, with a grant date fair value of $3,250,000, in RSUs that will generally vest in substantially equal annual installments over three years, subject to continued employment; (5) for 2026, an initial annual equity award with a target grant value of $3,250,000 in performance-based restricted stock units that will generally be eligible to vest following a three-year performance period based on achievement of pre-established free cash flow and revenue goals, subject to continued employment; (6) for 2026, an initial equity award with a maximum grant value of $1,625,000 in the form of share appreciation units that will generally be eligible to vest in substantially equal annual installments over three years based on the Company’s relative achievement of cumulative stock price appreciation goals, subject to continued employment; (7) beginning in 2027, annual long-term incentive awards with a target grant date fair value of at least $6,500,000; (8) an annual commuting bonus of $100,000; (9) standard benefit and health and welfare plan participation; (10) four weeks of paid vacation annually (pro-rated for 2026); and (11) severance benefits as described below.

Pursuant to the terms of the AS Offer Letter, in the event of a termination of Mr. Shader’s employment by the Company without “Cause” or by Mr. Shader for “Good Reason” (in each case, as defined in the AS Offer Letter), Mr. Shader, upon execution of a general release of claims in favor of the Company, and subject to continued compliance with the terms of such release and any restrictive covenants to which he is subject, will be eligible to receive: (1) salary continuation payments for 18 months, (2) a full target bonus under the AIP for the year in which termination occurs, and (3) COBRA continuation reimbursements for up to 18 months. Additionally, in the event of a termination of Mr. Shader’s employment by the Company without Cause, any unvested Sign-On RSUs that would have vested during the two-year period immediately following the date of such termination will vest immediately upon such termination.

Mr. Shader is also expected to enter into the Company’s standard indemnification agreement for officers, and will not be eligible for any additional compensation for his service on the Board while he is serving as CEO.

Mr. Shader will enter into a restrictive covenant agreement in a form customary for senior executives at the Company, which will include non-competition and non-solicitation covenants during employment and for 18 months thereafter, as well as confidentiality obligations.

Agreement with Mr. Petras

In connection with Mr. Petras’ transition to Executive Chairman, the Company entered into an amendment, dated April 30, 2026, to the Company’s Amended and Restated Senior Management Agreement with Mr. Petras, dated as of November 10, 2020 (the “MP Amendment”). Pursuant to the MP Amendment, Mr. Petras will serve as Executive Chairman as described above, and will receive base salary at an annual rate of $900,000 and will be eligible to participate in the AIP with a target bonus opportunity equal to 110% of base salary. Mr. Petras will also be eligible during employment to receive annual long-term incentive awards with a target grant date fair value of $5,000,000, beginning in 2027 (the “LTI Awards”). The LTI Awards will be subject to accelerated vesting upon a termination by the Company without Cause, due to death or disability, termination by Mr. Petras for Good Reason, or upon a qualifying retirement, as more fully described in the MP Amendment.

The foregoing descriptions of the AS Offer Letter and the MP Amendment do not purport to be complete and are qualified in their entirety by reference to the AS Offer Letter and the MP Amendment, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2026.

* * * * * *

This Supplement has been filed with the SEC and first made available to stockholders on May 5, 2026.